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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Hollinger International Inc.:


We consent to incorporation by reference in the registration statements No. 333-17111 on Form S-3 and No. 33-88810 on Form S-8 of Hollinger International Inc. of our report dated February 16, 2000 relating to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Hollinger International Inc.

                                                                /s/ KPMG LLP /s/

Chicago, Illinois
March 30, 1999